Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Boards of Directors

NTELOS Holdings Corp. and NTELOS Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of NTELOS Holdings Corp. of our report dated March 27, 2006, with respect to the consolidated balance sheet of NTELOS Holdings Corp. as of December 31, 2005 and the related consolidated statements of operations, cash flows, and stockholders’ equity for the period January 14, 2005 (inception) to December 31, 2005 and our report dated October 6, 2005, with respect to the consolidated balance sheets of NTELOS Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, cash flows, and shareholder’s equity (deficit) for the period January 1, 2005 to May 1, 2005, the year ended December 31, 2004, the period September 10, 2003 to December 31, 2003 and the period January 1, 2003 to September 9, 2003, which reports appear in the December 31, 2005, annual report on Form 10-K of NTELOS Holdings Corp.

Our report dated October 6, 2005 for NTELOS Inc. contains an explanatory paragraph that states, effective September 9, 2003, NTELOS Inc. was reorganized under a plan of reorganization confirmed by the United States Bankruptcy Court for the Eastern District of Virginia. In connection with its reorganization, the Company applied fresh start accounting on September 9, 2003. The audit report for NTELOS Inc. also contains an additional explanatory paragraph which refers to a change in accounting for asset retirement obligations in 2003.

/s/ KPMG LLP

March 28, 2006

Richmond, Virginia